Exhibit 10.8(b)

Execution Version

Certain identified information has been excluded from this exhibit because it is both (i) not material, and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

SETTLEMENT AGREEMENT

This Settlement Agreement (including Exhibit A) (this “Settlement Agreement”) is made and entered into as of this 12th day of November, 2022 (the “Execution Date”), by and between RELIEF THERAPEUTICS HOLDING AG and RELIEF THERAPEUTICS INTERNATIONAL SA (together, “Relief”), on the one hand, and NEURORX, INC. (“NeuroRx”) and NRX PHARMACEUTICALS, INC. (“NRx,” and together with NeuroRx, the “NeuroRx Parties”), on the other hand. For all purposes, Relief and the NeuroRx Parties are each individually a “Party” and all are collectively the “Parties”).

RECITALS

A. WHEREAS, Relief and NeuroRx entered into a Binding Collaboration Agreement, dated as September 18, 2020 (the “Collaboration Agreement”), which established the terms under which the Parties would collaborate and assist each other with the development and future sale of aviptadil, including but not limited to intravenous and inhalation use primarily as a treatment for COVID-19;

B. WHEREAS, on October 6, 2021, Relief filed a complaint against NeuroRx and Jonathan Javitt (“Javitt”), NeuroRx’s former Chief Executive Officer, in the Supreme Court of the State of New York, County of New York (the “Court”), captioned Relief Therapeutics Holding AG and Relief Therapeutics International SA (f/k/a Therametrics Discovery AG) v. Jonathan Cogswell Javitt and NeuroRx, Inc. (Index No. 655857/2021), alleging claims for (1) breach of the Collaboration Agreement, (2) breach of covenant of good faith and fair dealing, (3) declaratory judgment, (4) an accounting, and (5) tortious interference with prospective economic advantage (the “Relief Action”);

C. WHEREAS, on January 10, 2022, NeuroRx filed a complaint in the Supreme Court of the State of New York, County of New York, captioned, NeuroRx, Inc. v. Relief Therapeutics Holding AG and Relief Therapeutics International SA (f/k/a Therametrics Discovery AG) (Index No. 650162/2022), alleging claims for (1) breach of the Collaboration Agreement, (2) declaratory judgment, and (3) defamation (the “NeuroRx Action” and together with the Relief Action, the “Litigations”);

D. WHEREAS, on July 6, 2022, Judge Jennifer Schecter of the New York Supreme Court entered an order consolidating the Relief Action and the NeuroRx Action under Index No. 655857/2021;

E. WHEREAS, without conceding the merit or lack of merit of any claim or defense or the existence of any liability whatsoever, the Parties now wish to fully and finally settle and resolve all disputes and differences that exist or heretofore have ever existed between them, respectively, including the claims asserted in the Relief Action, the NeuroRx Action, and all related claims, demands, rights of action, and causes of action, whether known or unknown;

F. WHEREAS, on the Execution Date, [***].

G. WHEREAS, contemporaneously with the execution of this Settlement Agreement, the NeuroRx Parties and Relief are executing an Asset Purchase Agreement (the “Asset Purchase Agreement”), to which this Settlement Agreement is an exhibit, pursuant to which the NeuroRx Parties will sell to Relief, and Relief will purchase from the NeuroRx Parties, certain assets, as more particularly set forth in the Asset Purchase Agreement;

H. WHEREAS, the settlement terms set forth in this Settlement Agreement shall become effective upon the Closing; and

I. WHEREAS, subject to the Closing, the Parties desire to settle the Litigations on the terms set forth in this Settlement Agreement.

NOW THEREFORE, in consideration of the foregoing Recitals, and the mutual promises, covenants, and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions

1.1

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of equity, voting securities, beneficial interest, by contract or otherwise.

1.2	“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the State of New York.

1.3

“Closing” means the closing under the Asset Purchase Agreement pursuant to which the NeuroRx Parties and Relief will consummate the purchase and sale of the Transferred Assets (as defined in the Asset Purchase Agreement) and the other transactions contemplated by the Asset Purchase Agreement.

1.4	“Closing Date” means the date of the closing date under the Asset Purchase Agreement.

1.5	“Compound” means avipdadil.

1.6	“FDA” means the U.S. Food and Drug Administration (and any successor organization or agency thereto).

1.7	“Litigations” means the Relief Action and the NeuroRx Action.

1.8

“Product” means any product containing the Compound as an active ingredient for all routes of administration. Relief has historically called the Product RLF-100® (and it is referred to as such in the Collaboration Agreement) and NRx has historically called the Product Zyesami®.

1.9	“Transferred Assets” means the assets being transferred by the NeuroRx Parties to Relief under the Asset Purchase Agreement, as more particularly set forth in the Asset Purchase Agreement.

1.10	“SEC” means the United States Securities and Exchange Commission.

1.11	“Settlement Documents” means this Settlement Agreement, including the Stipulation of Dismissal (Exhibit A). [***].

1.12	“Third Party” means any person or entity other than a Party or its Affiliates.

2.	Stipulations.

2.1	On the Closing Date, as provided in the Asset Purchase Agreement, the NeuroRx Parties will transfer, deliver and convey the Transferred Assets to Relief.

2.2	On the Closing Date, in consideration of the mutual benefits of entering into this Settlement Agreement and the Asset Purchase Agreement:

(a)

the Parties shall enter into and cause to be filed with the Court in the Litigations, within three (3) Business Days after the Closing Date, the Stipulation of Dismissal in the form annexed hereto as Exhibit A dismissing the Litigations with prejudice, with each Party bearing its own costs and expenses and attorney’s fees. If the Court does not dismiss the Litigations with prejudice substantially in the form annexed hereto as Exhibit A, the Parties agree to confer in good faith as to an alternative resolution; and

(b)	The Collaboration Agreement shall be terminated and shall be of no further force or effect.

3.

Mutual General Releases. Effective on the Closing Date, except as set forth below, the Parties hereby mutually release, acquit, satisfy and forever discharge each and every other Party and all of their respective Affiliates, successors, assigns, employees, directors, officers, agents, attorneys, and other representatives of and from any and all charges, claims, counterclaims, actions, rights, demands, debts, liens, obligations, causes of action, liability, losses, damages, costs, expenses or accountings of any nature whatsoever, whether in law or in equity, whether known or unknown, suspected or unsuspected, from the beginning of time up to the date of the Settlement Agreement, arising under any circumstances whatsoever, including without limitation claims in any way related to: (i) the claims and counterclaims asserted in, and the conduct of, the Litigations; (ii) any counterclaims required to have been brought in the Litigations, and (iii) the conduct of the settlement negotiations; provided, however, that for the avoidance of doubt, excluding any claims arising from or under this Settlement Agreement or the Asset Purchase Agreement.

[***].

The Parties have each made an investigation of the facts pertaining to this Settlement Agreement and to the released claims as each Party deems necessary. Each Party is aware that it may hereafter discover facts in addition to, contrary to, or different from those it now knows or believes to be true with respect to the matters set forth herein. Nevertheless, it is the intention of each Party to fully, finally, and forever settle and release all claims of any kind or nature whatsoever that were in existence as of the date of this Settlement Agreement. In furtherance of the Parties’ intent, the release in this Agreement shall remain in full and complete effect notwithstanding the discovery or existence of any additional, contrary, or different facts.

Furthermore, each Party certifies that it has read the provisions of California Civil Code Section 1542 and has consulted its own counsel regarding that section. Each Party waives any and all rights under California Civil Code Section 1542 (or any other similar law in any jurisdiction), which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each Party agrees and acknowledges that the released claims extend to and include unknown and unsuspected claims.

4.

Legal Fees. Each Party will pay its own costs and expenses, including attorney fees, incurred in connection with the Litigations and in connection with the preparation, negotiation, and execution of this Settlement Agreement and its Exhibit.

5.	Legal Compliance.

5.1

This Agreement, other than this Section 5 and Sections 8 through 21, shall not become effective until the Closing Date. Following the signing of this Agreement and the Asset Purchase Agreement, the Parties shall jointly ask the Court to stay the matter for a period of no more than an additional [thirty (30)] days to allow for the Closing of the transactions contemplated by the Asset Purchase Agreement. The Parties also agree to submit to the court appropriate stipulations and proposed orders for extensions of time for all due dates in the Litigations so that neither Party is required to incur unnecessary expenses in the Litigations between the Effective Date and the Closing Date.

5.2

In the event that the Closing under the Asset Purchase Agreement does not occur (as applicable) by the Closing Date (or such date as the Parties agree to in writing) and either Party, at its option pursuant to the Asset Purchase Agreement, elects to terminate the Asset Purchase Agreement, then (i) this Agreement (other than this Section 5 and Section 8) will automatically terminate, and (ii) the Parties will notify the Court that a settlement was not achieved and that the litigation schedule should resume on a schedule to be proposed by each Party and entered by the Court.

6.

Final Agreement. This Settlement Agreement and its Exhibit, if not terminated pursuant to Section 5.2, constitutes a final settlement between the Parties and, following the Closing Date but without limiting Relief’s obligations and the NeuroRx Parties’ rights under the Asset Purchase Agreement, the NeuroRx Parties shall not contest, challenge, dispute or deny in any way Relief’s unilateral right to control the development of any aviptadil product (including the Product) containing the Compound anywhere in the world.

7.

Publicity. After the Closing Date, (i) the Parties shall issue a joint press release announcing that the settlement of the Litigations has closed (the “Settlement”), and (ii) each of the Parties shall file the necessary disclosure with the SEC with respect to the Settlement, subject to Section 8 below and the Asset Purchase Agreement. The Parties shall jointly agree upon the contents, and timing for the issuance, of the joint press release. The obligations of Relief and NeuroRx to share information about their disclosure of the Settlement is more particularly set forth in the Asset Purchase Agreement.

8.

Confidentiality. From and after the Execution Date and except as expressly provided in Section 7 (Publicity), the terms of this Settlement Agreement and its Exhibits will be maintained in strict confidence by the Parties except that any Party may disclose this Settlement Agreement (i) with the prior written consent of the other Party; (ii) to any governmental body having jurisdiction and specifically requiring such disclosure; (iii) in response to a valid subpoena or as otherwise may be required by law, legal process or order of a court; (iv) for the purposes of disclosure in connection with any reports filed with the SEC, including, without limitation, SEC reporting requirements, or by the rules or regulations of any stock exchange that the Parties are subject to; (v) as required during the course of litigation and subject to protective order; (vi) with obligations of confidentiality at least as stringent as those contained herein, to a counterparty in connection with a proposed merger, acquisition, asset sale, spin-out, debt or equity financing, or other corporate or business combination transaction; (vii) in connection with tax audits or to fulfill its corporate financial reporting obligations under GAAP or IFRS, as the case may be; (viii) with obligations of confidentiality at least as stringent as those contained herein, by any Party and its Affiliates as required to enforce this Agreement or establish rights or defenses hereunder; (ix) to officers, key shareholders, directors and/or employees with a need to know, who are under obligations of confidentiality at least as stringent as those contained herein; and (x) to its Affiliates, who are similarly bound by this Agreement or under obligations of confidentiality at least as stringent as those contained herein. The Parties may also disclose this Settlement Agreement and its Exhibit(s) to their respective attorneys, accountants, auditors, or similar individuals providing professional services to such Party in their capacity of advising the party in such matters, subject to obligations of confidentiality and/or privilege at least as stringent as those contained herein. The Parties acknowledge and agree that, upon the filing of the Stipulation of Dismissal with the Court, the fact that the Parties have settled the Litigations will be a matter of public record and will not be subject to any confidentiality restrictions, but the terms of such settlement will be maintained in confidence to the extent provided by this Section 8 and the confidentially provisions contained in the Asset Purchase Agreement. Prior to making any such disclosure pursuant to subparts 8(ii), (iii) or (v) above, the Party seeking disclosure shall promptly notify the other Party in sufficient time (if reasonably feasible) to permit the other Party the opportunity to object (or, if the timing of the litigation makes advance notice impracticable, the notice is provided within 10 days after the disclosure), to seek a court-entered protective order or comparable court-ordered restriction, and shall reasonably cooperate with the other Party in its efforts to obtain that protective order and take all other reasonable actions in an effort to minimize the nature and extent of such disclosure and obtain confidential treatment to the extent available. Notwithstanding anything else in this Agreement to the contrary, a Party may also disclose to anyone information that is publicly available.

9.

Non-Disparagement. From the Execution Date of this Settlement Agreement, neither Relief and its Affiliates (including their officers and directors), nor the NeuroRx Parties and their Affiliates (including their officers and directors) shall in any way libel, defame or otherwise disparage any other Party, or its products or services, or that other Party’s officers and directors. For purposes of this section, “disparage” shall mean the making or publication of any materially negative statement, whether written or oral, that has as its purpose or effect to lower someone’s opinion of, or confidence in, the person concerning whom the false statement is made or of that person’s knowledge, experience, reliability or competence. Notwithstanding the foregoing, testimony provided by any person subject to this Section 9 in response to a valid subpoena, or as otherwise required by law, legal process or order of a court, shall not violate this Section 9 so long as the information provided is truthful.

10.

No Assignment. This Settlement Agreement may not be assigned or transferred to a Third Party without the express prior written consent of the other Party hereto, except as set forth in the Asset Purchase Agreement. Any attempted assignment in violation of this Section 10 shall be void. Subject to the foregoing, this Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective permitted successors and assigns.

11.

Entire Agreement. This Settlement Agreement and its Exhibit(s), together with the Asset Purchase Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede and terminate any prior or contemporaneous agreements and/or understandings between the Parties, whether oral or in writing, relating to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Settlement Agreement and in the Asset Purchase Agreement. No subsequent alteration, amendment, change, waiver, or addition to this Settlement Agreement will be binding upon the Parties unless reduced to a writing that both identifies itself as an amendment to this Settlement Agreement and is signed by an authorized officer of each Party. Each Party in deciding to execute this Settlement Agreement has been advised by counsel and has not relied on any understanding, agreement, representation or promise by the other Party that is not explicitly set forth herein or in the Asset Purchase Agreement.

12.

Governing Law. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict or choice of law principles. If any civil action is filed to enforce or interpret any of the terms or provisions of this Settlement Agreement, or otherwise, the Parties agree that the appropriate venue shall in the courts of New York, located in the County of New York, Borough of Manhattan. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of New York.

13.

Severability. If any provision of this Settlement Agreement is declared illegal, invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Settlement Agreement will endure except for the part declared invalid or unenforceable by order of such court; provided, however, that in the event that the terms and conditions of this Settlement Agreement are materially altered, the Parties will, in good faith, renegotiate the terms and conditions of this Settlement Agreement to reasonably replace such invalid or unenforceable provisions in light of the intent of this Settlement Agreement.

14.

Waiver. Any delay or failure in enforcing a Party’s rights under this Settlement Agreement, or any acquiescence as to a particular default or other matter, will not constitute a waiver of such Party’s rights to the enforcement of such rights, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, except as to an express written and signed waiver as to a particular matter for a particular period of time.

15.

Counterparts. This Settlement Agreement may be executed simultaneously in several counterparts (including e-mail counterparts), each of which will be deemed an original as against a Party whose signature appears thereon, but all of which together will constitute one and the same instrument.

16.

Representations and Warranties. The Parties hereby represent and warrant that: (i) they have approved the execution of this Settlement Agreement by all necessary corporate action and have authorized and directed the signatory officers below to execute and deliver this Agreement; (ii) they each have the full corporate right and power to enter into this Settlement Agreement, and there are no other persons or entities whose consent or joinder in this Settlement Agreement is necessary to make fully effective those provisions of this Agreement that obligate, burden or bind them; (iii) when so executed by each Party, this Settlement Agreement will constitute a valid and binding obligation of such Party, enforceable in accordance with its terms, except as may be limited by bankruptcy and insolvency laws and subject to principles of equity; and (iv) they have not transferred or assigned or pledged to any Third Party or Affiliate the right to bring, pursue, or settle any of claims made in the Litigations.

17.

Execution Knowing and Voluntary. Each Party acknowledges and represents that it: (i) has fully and carefully read and considered this Settlement Agreement prior to its execution; (ii) has been or has had the opportunity to be fully apprised by an attorney of the legal effect and meaning of this document and all terms and conditions hereof; (iii) has had the opportunity to make whatever investigation or inquiry deemed necessary or appropriate in connection with the subject matter of this Settlement Agreement; (d) has been afforded the opportunity to negotiate as to any and all terms hereof; (v) is executing this Settlement Agreement voluntarily, free from any undue influence, coercion, duress, or fraud; (vi) no other Person or Party, nor any agent or attorney of a Party, made any promise, representation or warranty whatsoever, express or implied, not contained in this Agreement concerning the subject matter of this Settlement Agreement to induce it to execute this Settlement Agreement; (vii) it has not executed this Settlement Agreement in reliance on any promise, representation or warranty whatsoever, express or implied, not contained in this Agreement concerning the subject matter of this Settlement Agreement; and (viii) it has not executed this Settlement Agreement in reliance on any promise, representation or warranty not contained herein. The Parties included this paragraph to preclude any claim that any Party was fraudulently induced to execute this Settlement Agreement.

18.

Construction. This Settlement Agreement has been jointly negotiated and drafted by the Parties through their respective counsel and no provision will be construed or interpreted for or against any of the Parties on the basis that such provision, or any other provision, or the Agreement as a whole, was purportedly drafted by the particular Party. All references to periods of days for taking certain actions in this Settlement Agreement will be construed to refer to calendar days unless Business Days is specified. Capitalized terms used but not defined in this Settlement Agreement will have the meanings ascribed to them in the Asset Purchase Agreement.

19.	Captions. The captions of this Settlement Agreement are solely for convenience of reference and will not affect its interpretation.

20.

Negation of Agency. Nothing contained herein will be deemed to create any relationship, whether in the nature of agency, joint venture, partnership or otherwise, between Relief, on the one hand, and the NeuroRx Parties, on the other hand. No Party will be authorized to bind or obligate another Party in any manner.

21.

Covenant Not to Sue. Except as otherwise provided in this Settlement Agreement, in no circumstances shall Relief or any successor or assign of Relief seek any money or any other remedy of any kind from the NeuroRx Parties arising from a claim or counterclaim asserted in the Litigations, either as an alleged alter ego of Javitt or otherwise, and whether by way of judgment enforcement or otherwise and Relief covenants and agrees, except as otherwise provided in this Settlement Agreement, never to make any claim or allegation against the NeuroRx Parties arising out of any alleged alter ego status vis-à-vis Javitt as it relates to a claim or counterclaim asserted in the Litigations.

22.

Notice. Any notice required or permitted to be given or sent under this Settlement Agreement will be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, to the Parties at the addresses indicated below.

If to Relief:

RELIEF THERAPEUTICS Holding SA

Avenue de Sécheron 15

1202 Genève

Switzerland

Attention: Jack Weinstein, Chief Financial Officer

jack.weinstein@relieftherapeutics.com

with copies (which will not constitute notice hereunder) to:

Craig Weiner, Esq.

Akerman LLP

1251 Avenue of the Americas

New York, NY 10020

cweiner@akerman.com

and

Philip B. Schwartz, Esq.

Akerman LLP

201 East Las Olas Boulevard

Suite 1800

Fort Lauderdale, FL 33301

954-468-2455

pschwartz@akerman.com

If to the NeuroRx Parties:

NRx Pharmaceuticals, Inc.

1201 North Market Street

Suite 111

Wilmington, DE 19801

Attention: Stephen H. Willard, Chief Executive Officer

willard@nrxpharma.com

with copies (which will not constitute notice hereunder) to:

Douglas Boggs, Esq.

DLA Piper (US) LLP

500 8th Street, NW

Washington, DC 20004

202-799-4070

douglas.boggs@us.dlapiper.com

Any such notice will be deemed to have been received on the date actually received. Either Party may change its address by giving the other Party written notice, delivered in accordance with this Section 22.

[Signatures on Next Page]

IN WITNESS WHEREOF, this Settlement Agreement has been executed by the undersigned authorized representatives of the Parties as of the date and year first above written.

RELIEF THERAPEUTICS HOLDING AG		NEURORX, INC.

By:	/s/ Paolo Galfetti	By:	/s/ Stephen Willard
Name:	Paolo Galfetti	Name:	Stephen Willard
Title:	Director	Title:	Chief Executive Officer

By:	/s/ Jeremy Meinen
Name:	Jeremy Meinen
Title:	VP Finance, CAO

RELIEF THERAPEUTICS INTERNATIONAL SA		NRX PHARMACEUTICALS, INC.

By:	/s/ Jeremy Meinen	By:	/s/ Stephen Willard
Name:	Jeremy Meinen	Name:	Stephen Willard
Title:	VP Finance, CAO	Title:	Chief Executive Officer

EXHIBIT A

SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK

Relief Therapeutics Holding AG, and Relief Therapeutics International SA (f/k/a Therametrics Discovery AG), Plaintiffs, -against- Jonathan C. Javitt and NeuroRx, Inc. Defendants.	Index No. 655857/2021 Hon. Jennifer G. Schecter
NeuroRx, Inc., Plaintiff, -against- Relief Therapeutics Holding AG, and Relief Therapeutics International SA (f/k/a Therametrics Discovery AG), Defendants.	Index No. 650162/2022 Hon. Jennifer G. Schecter

STIPULATION OF DISMISSAL

IT IS HEREBY STIPULATED AND AGREED, by and between Relief Therapeutics Holding AG, and Relief Therapeutics International SA (f/k/a Therametrics Discovery AG) on the one hand, and NeuroRx, Inc. on the other hand, through their undersigned counsel of record, that these matters in the above actions are hereby dismissed, WITH PREJUDICE.

Notwithstanding the foregoing, this Stipulation of Dismissal shall not release Jonathan Javitt from any claims brought by Relief Therapeutics Holding AG or Relief Therapeutics International SA (f/k/a Therametrics Discovery AG), and the above Actions shall continue as to Javitt.

Each party will bear its own attorneys’ fees and costs.

[SIGNATURE BLOCKS]

SO ORDERED:

This ________ day of ______________, 2022

JENNIFER G. SCHECTER, J.S.C.

2

Exhibit B

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